ITEM 24 (b) EXHIBITS

8 ( cc)

Letter Agreement dated July 1, 2002, between

Annuity Investors Life Insurance Company and Oppenheimer Funds, Inc.

July 1, 2002

Annuity Investors Life Insurance Company

525 Vine Street

Cincinnati, Ohio 45202

Attn: James L. Henderson, Vice President

Dear Mr. Henderson:

The following constitutes a letter of understanding (the "Agreement") whereby OppenheimerFunds, Inc. ("OFI") intends to compensate Annuity Investors Life Insurance Company ("AILIC") for providing administrative support services to contract owners of any AILIC variable annuity and variable life insurance products ("AILIC Products") with contract values allocated to investment options investing in Service shares of Oppenheimer Variable Account Funds ("OVAF"), a series investment company dedicated to insurance company separate accounts for which OFI acts as investment manager. Such services are described in Schedule A hereto, which is made a part of the Agreement. This Agreement may be cancelled by any party upon ten days written notice: (1) if the participation agreement for AILIC Products between OFI, AILIC and OVAF is terminated; (2) if either party is subject to a change of control; or (3) if it is not permissible to continue this Agreement under laws, rules or regulations applicable to OVAF, OFI or AILIC. Either party may also cancel this Agreement upon ninety days' written notice if neither AILIC nor any underwriter under its control actively promotes AILIC Products with OVAF as an underlying option to customers. Either party may also cancel this Agreement upon six months' written notice.

This Agreement will be effective as of July 1, 2002. Payment will be made to AILIC quarterly during the term this Agreement is in effect, no later than thirty days following the end of the quarter starting with the quarter ending September 30, 2002. Payments shall be computed and paid as set forth in Schedule C hereto.

Other terms and conditions:

A. Except to the extent that counsel to AILIC, OFI or OVAF may deem it necessary or advisable to disclose in their respective prospectuses or elsewhere, the terms of this Agreement will be held confidential by each party. The party making such disclosure shall provide advance written notification, including particulars, to the other party that it is making such disclosure.

B. Except as stated herein and in the Participation Agreement (the "Participation Agreement") entered into by AILIC, OFI and OVAF to be effective as of July 1, 2002, no other fees, sales meeting costs or other expenses will be required of OFI (or any subsidiary or division) or OVAF in connection with the AILIC Products.

C. OFI will be responsible for calculating the fee payable hereunder.

D. Each party shall provide each other party or its designated agent reasonable access to its records to permit it to audit or review the accuracy of the charges submitted for payment under this Agreement, or to facilitate review by any regulatory body.

E. OFI may transfer or assign its rights, duties and obligations hereunder or interest herein to any entity owned, directly or indirectly, by Oppenheimer Acquisition Corp. (OFI's ultimate parent corporation) or to a successor in interest pursuant to a merger, reorganization, stock sale, asset sale or other transaction, without AILIC's consent.

    Should any term of this Agreement conflict with the terms of the Participation Agreement, then the Participation Agreement shall control.

    Any notice shall be sufficiently given when sent by registered or certified mail, or by overnight express mail service, to the other party at the address of such party set forth below or at such other address as such party may from time to time speify to the other party.

We look forward to a long and prosperous relationship. If this Agreement meets with your approval, please have the enclosed duplicate copy of this letter signed on behalf of AILIC, and return it to my attention.

Sincerely,

Christie Keller

Vice President

OppenheimerFunds, Inc.

498 Seventh Avenue, 14th Floor

New York, New York 10018

Agreed to and accepted on behalf of

ANNUITY LIFE INSURANCE COMPANY

525 Vine Street

Cincinnati, Ohio 45202

By: ______________________________

James L. Henderson

Title: Vice President

Schedule A

(Administrative Support Services to be Provided by AILIC

Maintenance of Books and Records

Assist as necessary to maintain book entry records on behalf of the Funds regarding issuance to, transfer within (via net purchase orders) and redemption by the Accounts of Fund shares.

Maintain general ledgers regarding the Accounts' holdings of Fund shares, coordinate and reconcile information, and coordinate maintenance of ledgers by other contract owner service providers.

Communication with the Funds

Serve as the designee of the Funds for receipt of purchase and redemption orders from the Account and transmit such orders, and payment therefor, to the Funds. Coordinate with the Funds' agents respecting daily valuation of the Funds' shares and the Accounts' units.

Purchase Orders

-- Determine net amount available for investment in the Funds.

-- Deposit receipts at the Funds or the Funds' custodian (generally by wire transfer).

-- Determine net amount required for redemption from the Funds.

Notify the custodian and Funds of cash required to meet payments.

Purchase and redeem shares of the Funds on behalf of the Accounts at the then current price in accordance with the terms of the Participation Agreement.

Distribute the Fund's prospectus, proxy materials, communications and reports to Contract owners.

Processing Distributions from the Funds

Record ordinary dividends and capital gain distributions.

Reports

Periodic information reporting to the Funds, including, but not limited to, furnishing registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, and any other SEC filings with respect to the Accounts invested in the Funds, as not otherwise provided for.

Periodic information reporting about the Funds to Contract owners, including any necessary delivery of the Funds' prospectus and annual and semi-annual reports to contract owners, as not otherwise provided for. Provide sales data in a format mutually agreed upon. This data will only be used to support the activities of AILIC products.

Fund-related Contract Owner Services

Provide ministerial information with respect to Fund inquiries (but excluding fund allocation recommendations, performance projections or any other sales-related information or advice).

Oversee and assist the solicitation, counting and voting of contract owner voting interests in the Funds pursuant to Fund proxy statements.

Other Administrative Support

Provide other administrative and support for the Funds as mutually agreed upon by AILIC and the Funds or the Fund Administrator. Relieve the Funds of other usual or incidental administrative services provided to individual contract owners.

Schedule B

(AILIC Assets Upon Which Payments

to AILIC will be Computed)

Separate Accounts Products

Annuity Investors Variable Account C, The Commodore Helmsman a separate account of Annuity Investors Life Insurance Flexible Premium Deferred

Company Variable Annuity (Qualified

and Non-Qualified)

The Commodore Majesty

Flexible Premium Deferred

Variable Annuity (Qualified

and Non-Qualified)

Schedule C

Payments under this Agreement shall be computed on the average net assets of Service shares of OVAF that are attributable to variable life or variable annuity products listed on Schedule B hereto "AILIC Assets") during the prior quarter. Such payments will be subject to a limit of one-third of the average management fee paid by that OVAF series to OFI during the prior quarter, at a fee computed each business day, at the annual rate of 0.25% of AILIC Assets per annum.

OFI and AILIC each acknowledges that it intends AILIC to qualify as an "Insurance Company Recipient" as that term is used in OVAF's Distribution and Service Plans and Agreements for its Service shares, whereby during the duration of this Agreement, AILIC may receive additional payments of 0.10% per annum of AILIC Assets during the prior quarter, subject to the terms and conditions of those Distribution and Service Plans and Agreements. In the event that payment rate is increased at any time, the payment rate in the first paragraph of this Schedule C shall be reduced by the amount such rate is increased above 0.10% per annum.

Payments made to AILIC under this Agreement will be made by federal funds wire to:

Bank: The Provident Bank

Cincinnati, Ohio 45202

ABA # 042000424

For the Account of Annuity Investors Life Insurance Company Depository Account

Account Name: Annuity Investors Life Insurance Company

Account Number: 0697-394

Reference: Attention: Brian P. Sponaugle

Notification of wire transfers shall be provided by e-mail or fax to:

Brian P. Sponaugle

Separate Account Accounting

Email: Bsponaugle@gafri.com

Fax: 513-412-2925

or to such other person, address, facsimile numbers or accounts as AILIC may subsequently direct in writing.

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